Exhibit 99.1

Antero Reports 20% Increase in 3P Reserves to 19.6 Tcfe Including Over 1 Billion Barrels of Liquids

Denver, CO, August 1, 2012 — Antero Resources announced today that proved reserves at June 30, 2012 were 4.3 Tcfe, a 1% decrease compared to reserves at December 31, 2011, pro forma for the disposition of Antero’s Arkoma Basin assets which were sold in the second quarter of 2012.  Proved, probable and possible reserves (3P) increased by 20% to 19.6 Tcfe while Antero’s 3P liquids reserves increased by 49% to 1.0 billion barrels at June 30, 2012.  Antero also announced that as of June 30, 2012 its natural gas hedge position, after excluding hedges associated with the Arkoma Basin assets, increased from year-end 2011 by 47% to 823 Bcfe with an average NYMEX-equivalent price of $5.15 per MMBtu.

Proved Reserves

Despite a 23% decline in Piceance Basin SEC pricing and an 18% decline in Appalachian Basin SEC pricing, proved reserves decreased by only 1% to 4.3 Tcfe as of June 30, 2012.  Also at mid-year 2012, 73% of the Company’s proved reserves were in the Marcellus Shale and 27% were in the Piceance Basin.  Proved reserves by volume were 76% natural gas, 22% NGLs and 2% crude oil.  As of June 30, 2012, only 16% of Antero’s 252,000 net acres of Marcellus Shale leasehold were classified as proved.  Antero’s Marcellus Shale proved reserves increased by 12% in the first six months of 2012.

Excluding the Arkoma Basin assets, proved developed reserves increased by 36% from year-end to 817 Bcfe as of June 30, 2012 as a result of the successful execution of Antero’s development drilling plan.  Proved undeveloped reserves decreased in total by 6%, primarily due to a 28% decrease in Piceance undeveloped reserves driven by 23% lower pricing compared to year-end 2011.  The decrease in Piceance Basin proved undeveloped reserves was partially offset by a 5% increase in Marcellus Shale proved undeveloped reserves.  The sale of Antero’s Arkoma Basin assets in June 2012 reduced proved reserves by 659 Bcfe.  Proved undeveloped reserves accounted for 81% of total proved reserves at June 30, 2012 as compared to 86% at December 31, 2011, excluding the Arkoma Basin assets.

Under Securities and Exchange Commission (SEC) rules, proved undeveloped reserves are limited to reserves that are planned to be developed in the subsequent five years.  Antero’s 3.5 Tcfe of proved undeveloped reserves will require an estimated $3.9 billion of development capital over the next five years, resulting in an average development cost for such proved undeveloped reserves of $1.11 per Mcfe.  The estimated average development cost for Marcellus proved undeveloped reserves is $0.92 per Mcfe and for Piceance proved undeveloped reserves is $1.63 per Mcfe.  Antero plans to utilize a combination of operating cash flow, credit facility capacity and proceeds from potential non-core asset sales to fund this development.

SEC rules also require that reserve calculations be based on the average first day of the month prices for the previous 12 months (SEC prices).  SEC prices for June 30, 2012 reserves averaged $3.13/MMBtu, while the benchmark producing basin natural gas prices were $3.43 per MMBtu in the Appalachian Basin and $2.97 per MMBtu in the Piceance Basin.  Using SEC prices adjusted for energy content and quality, the pre-tax present value discounted at 10% (“pre-tax PV10”) of the June 30, 2012 proved reserves was $2.4 billion, excluding the Company’s natural gas and oil hedges.  Including Antero’s hedges as of June 30, 2012 using SEC prices and discounted at 10%, the pre-tax PV10 value of proved reserves and hedges was $3.5 billion, a 4% decrease from year-end 2011 excluding the Arkoma Basin assets.  The pre-tax PV10 value of proved developed reserves declined by 13% from year-end 2011 to $1.0 billion excluding hedges but increased by 39% to $2.1 billion including the PV10 value of commodity hedges.

Antero’s Marcellus Shale proved reserves at June 30, 2012 were audited by DeGolyer and MacNaughton (D&M).  D&M’s reserve audit covered properties representing over 80% of Antero’s total estimated proved reserves in the Marcellus Shale at June 30, 2012 and was within 1% of Antero’s internal reserve estimates.  The Company’s Piceance Basin proved reserves at June 30, 2012 were audited by The Ryder Scott Company (Ryder Scott).  Ryder Scott’s reserve audit covered properties representing all of Antero’s total estimated proved reserves in the Piceance Basin at June 30, 2012 and was also within 1% of Antero’s internal reserve estimates.

For the six months ended June 30, 2012, Antero added 333 Bcfe of proved reserves through the drill bit and lost 307 Bcfe through negative price revisions, net of performance revisions.

Summary of Changes in Proved Reserves (in Bcfe)

Balance at December 31, 2011	5,017
Extensions, discoveries, book NGLs and additions	333
Price and performance revisions	(307)
Arkoma asset sale	(659)
Production	(60)
Balance at June 30, 2012	4,324

Proved, Probable and Possible Reserves (3P)

Antero estimates aggregate 3P reserves of 19.6 Tcfe as of June 30, 2012, a 20% increase over year-end 2011 pro forma for the disposition of the Arkoma Basin assets.  The 3P reserves were comprised of 13.3 Tcf of natural gas, 1.0 billion barrels of NGLs and 29 million barrels of oil.  The percentage of liquids in Antero’s 3P reserves at June 30, 2012 increased to 32% as compared to 26% at December 31, 2011, excluding the Arkoma Basin assets.  The increase in liquids volumes was primarily driven by an approximately 43,000 net acre increase in Marcellus rich gas leasehold in the first half of 2012.  Antero’s 3P reserves were prepared using SEC prices.  All probable and possible reserves were engineered by Antero’s internal reserve engineering staff using the same per well reserve and cost assumptions utilized in the audited proved reserve evaluation.

The table below summarizes Antero’s estimated 3P reserve volumes at SEC pricing, broken out by operating area and product mix:

	Marcellus Shale			Piceance			Combined
	Gas (Bcf)	Liquids (MMBoe)	Total (Bcfe)	Gas (Bcf)	Liquids (MMBoe)	Total (Bcfe)	Gas (Bcf)	Liquids (MMBoe)	Total (Bcfe)
Proved	2,552	104	3,178	752	66	1,146	3,304	170	4,324
Probable	7,527	689	11,661	359	8	407	7,886	697	12,068
Possible	1,954	180	3,034	178	1	184	2,132	181	3,218
Total 3P	12,033	973	17,873	1,289	75	1,737	13,322	1,048	19,610

% Liquids(1)			33%			26%			32%

(1)                                  — Liquids comprised of 1.019 billion barrels of NGLs and 29 million barrels of oil.

Commodity Hedge Update

As of June 30, 2012 Antero has hedged 823 Bcfe of future production using fixed price swaps covering the period from July 1, 2012 through December 2017 at an average NYMEX-equivalent price of $5.15 per MMBtu.  This represents a 35% increase in hedge volumes since December 31, 2011, excluding hedges associated with the

Arkoma Basin assets.  Approximately 80% of Antero’s estimated third and fourth quarter 2012 production is hedged at a NYMEX-equivalent price of $5.52 per MMBtu.  Virtually all of Antero’s financial hedges are tied to the local basin.  For presentation purposes, these basin prices are converted by Antero to NYMEX-equivalent prices using current basis differentials in the over-the-counter futures market.  Antero has ten different counterparties to its hedge contracts, all but one of which are lenders in Antero’s bank credit facility.

The following table summarizes Antero’s hedge positions held as of June 30, 2012:

	Natural gas equivalent	NYMEX- Equivalent
Calendar Year	MMBtu/day	index price
2012	263,443	$5.52
2013	374,333	$5.14
2014	420,000	$5.36
2015	450,000	$5.44
2016	532,500	$5.07
2017	340,000	$4.36

Pre-tax PV10 value may be considered a non-GAAP financial measure as defined by the SEC.  We believe that the presentation of pre-tax PV10 value is relevant and useful to our investors because it presents the discounted future net cash flows attributable to our proved reserves prior to taking into account corporate future income taxes and our current tax structure.  We further believe investors and creditors use pre-tax PV10 value as a basis for comparison of the relative size and value of our reserves as compared with other companies.  Because Antero does not calculate its discounted future income taxes associated with reserves as of June 30, 2012, it is not able to reconcile pre-tax PV-10 to its standardized measure of discounted future net cash flows.

Antero Resources is an independent oil and natural gas company engaged in the acquisition, development and production of unconventional natural gas properties primarily located in the Appalachian Basin in West Virginia, Ohio and Pennsylvania and the Piceance Basin in Colorado.

Cautionary Statements:

This release includes forward-looking information that is subject to a number of risks and uncertainties, many of which are beyond Antero’s control.  All information, other than historical facts included in this release, is considered forward-looking information.   All forward-looking statements speak only as of the date of this release.  Although Antero believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved.  Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.

The SEC permits oil and gas companies to disclose probable and possible reserves in their filings with the SEC. Antero does not plan to include probable and possible reserve estimates in its filings with the SEC.  Antero has provided internally generated estimates for probable and possible reserves in this release in accordance with SEC guidelines.  The estimates of probable and possible reserves included in this release have not been prepared or reviewed by Antero’s third-party engineers.  Antero’s estimate of probable and possible reserves is provided in this release because management believes it is useful information that is widely used by the investment community in the valuation, comparison and analysis of companies.  However, we note that the SEC prohibits companies from aggregating proved, probable and possible reserves in filings with the SEC due to the different levels of certainty associated with each reserve category.

For more information, contact Chad Green, Finance Director, at 303-357-7339 or cgreen@anteroresources.com.